Exhibit 99.1

This document is important and requires your immediate attention. If you have any questions as to how to deal with it, you should consult your investment dealer, broker, lawyer or other professional advisor. The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority expressed an opinion about the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

August 20, 2010

NOTICE OF CHANGE TO OFFER TO PURCHASE

relating to the Offer by New Pacific Metals Corp.

dated July 21, 2010

to acquire all of the outstanding COMMON SHARES and all of the outstanding DEBT of

TAGISH LAKE GOLD CORP.

This Notice of Change to Offer to Purchase dated August 20, 2010 (the “Notice of Change”) modifies the Offer to Purchase and accompanying take-over bid circular dated July 21, 2010 and the Notice of Change dated July 27, 2010 (collectively, the “Offer and Circular”) issued by New Pacific Metals Corp. (“New Pacific” or the “Offeror”) in connection with the offer made by New Pacific to purchase, upon the terms and subject to the conditions described in the Offer and Circular, all of: (i) the issued and outstanding common shares (the “Tagish Lake Shares”) of Tagish Lake Gold Corp. (“Tagish Lake”), including any Tagish Lake Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time upon the conversion, exchange or exercise of any outstanding securities of Tagish Lake (other than associated rights issued under the Shareholder Rights Plan of Tagish Lake (the “SRP Rights”)) that are convertible into or exchangeable or exercisable for Tagish Lake Shares, together with the SRP Rights (the “Share Offer”); (ii) all of the secured debt of Tagish Lake (the “Secured Debt Offer”); and (iii) all of the unsecured debt of Tagish Lake (the “Unsecured Debt Offer” and together with the Share Offer and the Secured Debt Offer, the “Offer”).

This Notice of Change is issued by New Pacific in connection with a change in the information relating to New Pacific contained in the Offer and Circular and the documents incorporated by reference therein, as described in more detail in this Notice of Change under the headings “Source of Funds”, “Benefits of the Offer”, “Plans for New Pacific and Tagish Lake Following Completion of the Offer” and “Additional Information on Proposed Sale of Huaiji Gold Project”.

This Notice of Change supplements the Offer and Circular.  Except as otherwise set forth in this Notice of Change, the information contained in the Offer and Circular continues to be applicable in all respects and this Notice of Change should be read in conjunction with the Offer and Circular. Capitalized terms used but not defined in this Notice of Change have the meanings given to them in the Offer and Circular.

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GENERAL INFORMATION

NOTICE TO TAGISH LAKE SHAREHOLDERS IN THE UNITED STATES

THE SECURITIES OFFERED BY THE OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The Share Offer is made for the securities of a Canadian issuer and the Offer is subject to applicable disclosure requirements in Canada.  Tagish Lake Shareholders in the United States should be aware that such requirements are different from those of the United States. The financial statements incorporated in the Offer and Circular have been prepared in accordance with Canadian generally accepted accounting principles, and have been prepared in accordance with Canadian auditing and auditor independence standards, and, thus, may not be comparable to financial statements of United States companies.  The Offeror is permitted to prepare the Offer and Circular in accordance with Canadian disclosure requirements.

Tagish Lake Shareholders in the United States should be aware that the disposition of their Tagish Lake Shares and the acquisition of New Pacific Shares by them as described in the Offer and Circular may have tax consequences both in the United States and in Canada. The tax consequences to holders of Tagish Lake Options in the United States are not described in the Circular. Tagish Lake Shareholders in the United States should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to dispose of their Tagish Lake Shares. See “Certain Canadian Federal Income Tax Considerations” in Section 20 of the Circular and “United States Federal Income Tax Warning” in Section 21 of the Circular.

The enforcement by Tagish Lake Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of Canada, that some or all of its officers and directors may be residents of jurisdictions outside the United States, that some or all of the experts named herein may be residents of jurisdictions outside the United States and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States.

Tagish Lake Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States federal securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Tagish Lake Shareholders should be aware that, during the period of the Offer, the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of Tagish Lake Shares, or certain related securities, as permitted by applicable laws or regulations of Canada or its provinces or territories.

NOTICE TO ALL TAGISH LAKE SHAREHOLDERS

Neither this Notice of Change nor the Offer and Circular constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Share Offer is not being made to, nor will deposits be accepted from or on behalf of, Tagish Lake Shareholders in any jurisdiction in which the making or acceptance of the Share Offer would not be in compliance with the laws of such jurisdiction. However, New Pacific may, in its sole discretion, take such action as it may deem necessary to extend the Share Offer to Tagish Lake Shareholders in any such jurisdiction.

Tagish Lake Shareholders who wish to accept the Share Offer and deposit their Tagish Lake Shares must properly complete and execute the Letter of Transmittal (printed on yellow paper) or a manually signed facsimile thereof and deposit it, together with the certificates representing their Tagish Lake Shares and all other required documents, at the Toronto office of the Depositary in accordance with the instructions in the Letter of Transmittal or request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Alternatively, Tagish Lake Shareholders may (1) accept the Share Offer by following the procedures for book-entry transfer of Tagish Lake Shares described in Section 5 of the Offer, “Manner of Acceptance — Acceptance by Book-

Entry Transfer”; or (2) accept the Share Offer where the certificates representing the Tagish Lake Shares are not immediately available, or if the certificates and all of the required documents cannot be provided to the Depositary before the Expiry Time, by following the procedures for guaranteed delivery described in Section 5 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the Notice of Guaranteed Delivery (printed on green paper) or a manually signed facsimile thereof. Tagish Lake Shareholders whose Tagish Lake Shares are registered in the name of a nominee should consult their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Tagish Lake Shares. Tagish Lake Shareholders will not be required to pay any fee or commission if they accept the Share Offer by depositing their Tagish Lake Shares directly with the Depositary.

New Pacific has engaged Kingsdale Shareholder Services Inc. (“Kingsdale”) to act as the Depositary under the Offer and Kingsdale has also been engaged to act as the Information Agent to provide a resource for information for Tagish Lake Shareholders. Questions and requests for assistance may be directed to the Depositary and Information Agent for the Offer. Contact details for Kingsdale may be found on the back page of this Notice of Change. Additional copies of this Notice of Change and the Offer and Circular and related materials may be obtained without charge on request from the Depositary and Information Agent at its office specified on the back page of this Notice of Change. Copies of this Notice of Change and the Offer and Circular and related materials may also be found at www.sedar.com.

NOTICE TO HOLDERS OF TAGISH LAKE OPTIONS AND SECURITIES CONVERTIBLE INTO
TAGISH LAKE SHARES

The Share Offer is made only for Tagish Lake Shares and is not made for any Tagish Lake Options or other rights to acquire Tagish Lake Shares (other than SRP Rights).  The public disclosure of Tagish Lake indicates there are no warrants to acquire Tagish Lake Shares outstanding. Any holder of Tagish Lake Options or other rights to acquire Tagish Lake Shares (other than SRP Rights) who wishes to accept the Share Offer should, to the extent permitted by their terms and applicable law, fully exercise such Tagish Lake Options or other rights in order to obtain certificates representing Tagish Lake Shares that may be deposited in accordance with the terms of the Share Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to assure the holder of such Tagish Lake Options or other rights to acquire Tagish Lake Shares (other than SRP Rights) will have certificates representing the Tagish Lake Shares received on such exercise available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 5 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

The tax consequences to holders of Tagish Lake Options or other rights to acquire Tagish Lake Shares of exercising or not exercising their Tagish Lake Options or other rights to acquire Tagish Lake Shares are not described in the Circular. Holders of Tagish Lake Options or other rights to acquire Tagish Lake Shares should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Tagish Lake Options or other rights to acquire Tagish Lake Shares.

NOTICE TO HOLDERS OF SECURED DEBT AND UNSECURED DEBT OF TAGISH LAKE

The holders of Secured Debt may accept the Secured Debt Offer by contacting New Pacific by fax (604) 669-9387 or by email at debtinfo@newpacificmetals.com, and arranging for delivery of a “notice of intent to assign secured debt” in the form to be provided by New Pacific.

The holders of Unsecured Debt may accept the Unsecured Debt Offer by contacting New Pacific by fax (604) 669-9387 or by email at debtinfo@newpacificmetals.com, and arranging for delivery of a “notice of intent to assign unsecured debt” in the form to be provided by New Pacific.

STATEMENTS REGARDING FORWARD LOOKING INFORMATION

This Notice of Change and the Offer and Circular, including the schedules attached thereto, the pro forma consolidated financial statements of the Offeror, and some of the material incorporated by reference into the Offer and Circular, contain certain forward-looking information and forward-looking statements, as defined in applicable securities laws (collectively referred to as “forward looking statements”). Forward looking statements include statements with respect to possible events, the proposed transaction, the business, operations and financial

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performance and condition each of New Pacific, Tagish Lake and the Combined Company, the future price of gold, the estimation of mineral reserves and resources, the realization of mineral reserve and resource estimates, the timing and amount of estimated future production, costs of production, expected capital expenditures, costs and timing of the development of new deposits, success of exploration, development and mining activities, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims, and limitations on insurance coverage. The words “plans,” “expects,” “is expected,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates,” or “believes,” or variations of such words and phrases or statements that certain actions, events or results “may,” “could,” “would,” “might,” or “will be taken,” “occur” and similar expressions identify forward looking statements.

Forward looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by New Pacific as at the date of such statements, are inherently subject to significant business, economic, social, political and competitive uncertainties and contingencies and other factors that could cause actual results or events to differ materially from those projected in the forward looking statements. The estimates and assumptions of New Pacific contained or incorporated by reference in this Notice of Change and the Offer and Circular which may prove to be incorrect, include, but are not limited to, (1) that New Pacific will be successful in acquiring 100% or even 66⅔% of the outstanding Tagish Lake Shares, (2) that all required third party contractual, regulatory and governmental approvals to the Offer will be obtained and all other conditions to completion of the transactions will be satisfied or waived, (3) that New Pacific and the PGC Group (as hereinafter defined) will successfully form a joint venture, (4) there being no significant disruptions affecting operations, whether due to labour disruptions, supply disruptions, power disruptions, damage to equipment or otherwise; (5) permitting, development, expansion and power supply proceeding on a basis consistent with New Pacific’s current expectations; (6) permitting and development proceeding on a basis consistent with New Pacific’s current expectations; (7) in the case of New Pacific’s financial statements, the exchange rate between the Canadian dollar and the Chinese yuan being approximately consistent with current levels; (8) certain price assumptions for gold; (9) prices for and availability of natural gas, fuel oil, electricity, parts and equipment and other key supplies remaining consistent with current levels; (10) the accuracy of New Pacific’s and Tagish Lake’s current mineral resource estimates; and (11) labour and materials costs increasing on a basis consistent with New Pacific’s current expectations.

Known and unknown factors could cause actual results or events to differ materially from those projected in the forward looking statements. Such factors include, but are not limited to, fluctuations in the currency markets; fluctuations in the spot and forward price of precious and base metals or certain other commodities (such as diesel fuel and electricity); changes in interest rates; disruption to the credit markets and delays in obtaining financing; inflationary pressures; risks arising from holding derivative instruments (such as credit risk, market liquidity risk and mark-to-market risk); changes in national and local government legislation, taxation, controls, regulations and political or economic developments in Canada, China, or other countries in which New Pacific or Tagish Lake does or may carry on business; business opportunities that may be presented to, or pursued by New Pacific; New Pacific’s ability to successfully integrate acquisitions; operating or technical difficulties in connection with mining or development activities; actual results of exploration activities; the possibility of cost overruns or unanticipated expenses; employee relations; the speculative nature of gold exploration and development, including the risks of obtaining and renewing necessary licenses and permits; the impact of Chinese law on New Pacific’s operations; relations with first nations groups having an interest in the properties on which Tagish Lake holds its permits; contests over title to properties, particularly title to undeveloped properties; and the occurrence of natural disasters, hostilities, acts of war or terrorism. In addition, there are risks and hazards associated with the business of gold exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion losses (and the risk of inadequate insurance, or inability to obtain insurance, to cover these risks). The following factors, amongst others, related to the business combination of New Pacific and Tagish Lake could cause actual results to differ materially from forward looking statements, including those contained in Section 4 of the Circular, “Benefits of the Offer” and Section 5 of the Circular “Purpose of the Offer and New Pacific’s Plans for Tagish Lake”: the New Pacific Shares issued in connection with the Share Offer may have a market value lower than expected; the businesses of New Pacific and Tagish Lake may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; and the expected benefits from the combination of New Pacific and Tagish Lake may not be fully realized or not realized within the expected time frame. All of the forward looking statements made in the Offer and Circular are qualified by these cautionary statements and those made in Section 6 of the Circular, “Risk Factors Related to the Offer”. These factors are not intended to represent a complete list of the factors that could affect New Pacific and the

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combination of New Pacific and Tagish Lake. Additional factors are noted elsewhere in the Offer and Circular and in the documents incorporated by reference therein. Although New Pacific has attempted to identify important factors that could cause actual results or events to differ materially from those described in forward looking statements, there may be other factors that could cause results or events not to be as anticipated, estimated or intended. There can be no assurance that forward looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, undue reliance should not be placed on forward looking statements. New Pacific undertakes no obligation to update publicly or otherwise revise any forward looking statements or the foregoing list of assumptions or factors, whether as a result of new information or future events or otherwise, except as may be required in connection with a material change in the information disclosed in the Offer and Circular or as otherwise required by law.

INFORMATION CONCERNING TAGISH LAKE

Except as otherwise indicated, the information concerning Tagish Lake contained in the Offer and Circular has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities, the British Columbia Supreme Court registry, the website of Grant Thornton LLP, the Monitor of Tagish Lake appointed by the Supreme Court of British Columbia in the Companies’ Creditors Arrangement Act proceedings, and other public sources. Tagish Lake has not reviewed the Offer and Circular and has not confirmed the accuracy and completeness of the information in respect of Tagish Lake contained therein. Although New Pacific has no knowledge that would indicate that any statements contained therein concerning Tagish Lake taken from or based upon such documents and records are untrue or incomplete, neither New Pacific nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Tagish Lake’s financial statements or Tagish Lake’s mineral resource estimates, or for any failure by Tagish Lake to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to New Pacific.

As New Pacific has not had an opportunity to conduct due diligence regarding Tagish Lake’s business or assets, New Pacific has limited means of verifying the accuracy or completeness of any of the information contained in the Offer and Circular that is derived from Tagish Lake’s publicly available documents or records or whether there has been any failure by Tagish Lake to disclose events that may have occurred or may affect the significance or accuracy of any information.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

Unless otherwise indicated, all references to “$” or “dollars” in this Notice of Change and the Offer and Circular refer to Canadian dollars and all references to “US$” in this Notice of Change and the Offer and Circular refer to United States dollars. New Pacific’s financial statements incorporated by reference in the Offer and Circular are reported in Canadian dollars and are prepared in accordance with Canadian generally accepted accounting principles.

NOTE CONCERNING MINERAL RESOURCE CALCULATIONS

Information in the Offer and Circular, including information incorporated by reference, and disclosure documents of New Pacific that are filed with Canadian securities regulatory authorities concerning mineral properties have been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws.

Without limiting the foregoing, these documents use the terms “measured resources”, “indicated resources” and “inferred resources”. Tagish Lake Shareholders in the United States are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher resource category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases.

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Therefore, United States investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report “resources” as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in these documents may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC.

National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”) is a rule developed by the Canadian Securities Administrators, which has established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all resource estimates of New Pacific contained in the Offer and Circular, including information incorporated by reference, have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System.

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NOTICE OF CHANGE

August 20, 2010

TO:	THE HOLDERS OF TAGISH LAKE SHARES

AND TO:	THE HOLDERS OF SECURED DEBT

AND TO:	THE HOLDERS OF UNSECURED DEBT

This Notice of Change modifies the Offer and Circular issued by New Pacific in connection with the offer made by New Pacific to purchase, upon the terms and subject to the conditions described in the Offer and Circular, all of: (i) the issued and outstanding Tagish Lake Shares, including any Tagish Lake Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time upon the conversion, exchange or exercise of any outstanding securities of Tagish Lake (other than SRP Rights) that are convertible into or exchangeable or exercisable for Tagish Lake Shares, together with the SRP Rights; (ii) all of the Secured Debt of Tagish Lake; and (iii) all of the Unsecured Debt of Tagish Lake.

This Notice of Change supplements the Offer and Circular.  Except as otherwise set forth in this Notice of Change, the information contained in the Offer and Circular continues to be applicable in all respects and this Notice of Change should be read in conjunction with the Offer and Circular. Capitalized terms used but not defined in this Notice of Change have the meanings given to them in the Offer and Circular.

1.	Source of Funds

As discussed in Section 18 of the take-over bid circular in the Offer and Circular, New Pacific has arranged a line of credit of up to $10,000,000 (the “Loan”) pursuant to a Credit Agreement (the “Credit Agreement”) dated July 2, 2010.  The lender is Silvercorp Metals Inc. (“Silvercorp”), a shareholder of New Pacific.  New Pacific has agreed to pay interest on the funds loaned at the prime rate announced by the Bank of Montreal from time to time plus 7% and an establishment fee of up to $350,000.  The Loan has no fixed maturity date.  Silvercorp has the right to demand accelerated re-payment upon specified events of default, including: (i) a default by New Pacific in the payment of any amount payable to Silvercorp in connection with the Loan; (ii) a breach by New Pacific of a covenant or obligation under any of the Loan documents; (iii) the insolvency or bankruptcy of New Pacific; (iv) an event that results in a material adverse effect to New Pacific; or (v) a material breach of New Pacific’s representations and warranties contained in the Credit Agreement.  The Credit Agreement contains customary covenants, including the covenant not to make certain distributions on the outstanding New Pacific Shares during the term of the Credit Agreement.  New Pacific intends to repay any amounts borrowed under the Loan by way of equity or debt financing.

2.	Benefits of the Offer

New Pacific believes that Tagish Lake Shareholders will enjoy the following significant benefits from the Offer:

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Repay debt, remove Tagish Lake from CCAA protection and proceed to develop the Skukum Creek Property. The future of Tagish Lake and its main asset, the Skukum Creek Gold Property, are in jeopardy under the current management and Tagish Lake Board, all but one of whom are connected in some respect to Tagish Lake’s main creditor YS Mining and YS Mining’s 42% shareholder, Yukon-Nevada. Tagish Lake has had to seek protection from its Creditors under the CCAA.  New Pacific has sufficient funds to repay Tagish Lake’s debt and to remove Tagish Lake from CCAA protection.  Based on the unaudited pro forma consolidated financial statements of New Pacific as at March 31, 2010 and the unaudited financial statements of Tagish Lake as at April 30, 2010, the Combined Company, on a pro forma basis, would have a cash and short-term investments position of approximately $7.5 million and debt of $10 million. Assuming completion of the sale of the Huaiji Gold Project, New Pacific will have an additional $30.5 million available for its activities.  As the Skukum Creek Property and New Pacific’s other projects advance to the permitting stage, New Pacific anticipates that it will require equity or debt financing to fund operations.

By accepting the Offer, Tagish Lake Shareholders will:

●	ensure that the Skukum Creek Property is not lost to Creditors;

●	by choosing the Share Election or the Combined Election, have the right to participate in the future development of the Skukum Creek Property; and

●	by choosing the Share Election or the Combined Election, obtain the benefit of a management team experienced in bringing mining properties to production quickly and efficiently.

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Significant premium to market price. On July 2, 2010, the last trading day prior to the Offeror’s announcement of its intention to make the Offer, the closing price on the TSXV of the New Pacific Shares was $0.76 and the closing price of the Tagish Lake Shares was $0.04. The Offered Consideration represents a premium of approximately 56% over the closing price of the Tagish Lake Shares on the TSXV on July 2, 2010 and a premium of approximately 50% over the volume weighted average price of the Tagish Lake Shares on the TSXV for the 20 days, and year to date, ended July 2, 2010.

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New Management. Only one of the current Tagish Lake directors was elected a director through a vote of shareholders. All other directors were appointed by their fellow board members. The Tagish Lake Shareholders have not had the opportunity to vote for directors since the last annual general meeting held in March 2007. Upon gaining control of Tagish Lake, New Pacific will replace the Tagish Lake Board of Directors and convene an annual general meeting of shareholders. Tagish Lake’s Skukum Creek Property will thereafter be managed by the following team that has previously developed mines in a cost effective manner:

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Rui Feng, PH.D., Geology, Director and President - Dr. Rui Feng obtained his B.Sc. and M.Sc. in Geology in China and his Ph.D. in Geological Sciences from the University of Saskatchewan in 1992.  He was awarded a Post Doctoral Fellowship from the National Engineering and Science Council of Canada from April 1992 to April 1993 to work as a Research Scientist at the University of Montreal.  From 1993 to 1994, Dr. Feng worked for the Institute of Sedimentary and Petroleum Geology of the Geological Survey of Canada in Calgary as a research scientist.  Dr. Feng is the founder, chairman and CEO of Silvercorp, which owns 23.4% of New Pacific.  Dr. Feng has developed Silvercorp from a venture exploration company listed on the TSX-V to a major silver producer now listed on the TSX and NYSE.  Silvercorp is engaged in the acquisition, exploration, development and mining of high-grade silver-related mineral properties in China and Canada.  Silvercorp is one of the largest primary silver producers in China through the operation and development of four silver-lead-zinc mines at the highly profitable Ying Mining Camp in the Henan Province in China, where it produced over 4.3 million ounces of silver in its most recent fiscal year.  Silvercorp is also applying for a mining permit at the GC property in the Guangdong Province to establish a second base for production in China.  Additionally, Silvercorp is developing the Silvertip project in northern British Columbia, as an additional platform for growth and geographic diversification.  From 1998 to 2003, Dr. Feng was the Chief Executive Officer and President of Pacific Minerals Inc. and its predecessor, Global Pacific Minerals Inc.  In that role, he was solely responsible for identifying, acquiring and completing initial development of the 217 Gold Project located in the inner Mongolia autonomous region of China.  Since Dr. Feng’s participation in the identification, acquisition and development of the 217 Gold Project, it has been developed into a producing gold mine, currently operated by the China Gold International Resources Corp. Ltd.

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The Honourable Jack Austin, P.C., Q.C., B.A., LL.B., LL.M., Doc.Soc.Sci. (Hon), Director and Chairman - Senator Austin is a graduate of the University of British Columbia in Economics and Law and from Harvard Law School in International Trade Law.  He served as legal counsel to several senior mining companies, including Placer and IMC, and to BC Hydro in the development of their Peace and Columbia projects.  In May 1970, he was appointed Deputy Minister of Energy, Mines and Resources in Ottawa by Prime Minister Pierre Trudeau and later became Prime Minister Trudeau’s Chief of Staff.  Senator Austin was elevated to the Senate of Canada in 1975.  Senator Austin has acted as: Minister for Social Development; Minister for Expo 86; Minister for the Canada Development Investment Corporation (Canadair; deHavilland; Eldorado; Nuclear; Uranium Canada; Fisheries Products; Massey Ferguson); President of the Canada China Business Council; and Deputy Chairman to Prime Minister Chretien.  Senator Austin organized the first Team Canada visit to Beijing in November, 1994, headed by Prime Minister Chretien and 12 of the 13 Provincial and Territorial Premiers, accompanied by over 350 business executives. Senator Austin subsequently organized Team Canada visits to Shanghai in 1996 and Beijing in 1998, and the visits of Premier Li Peng to Montreal in 1995, President Jiang Zemin to Toronto in 1997, and Premier Zhu Rongji to Toronto in 1999.  As a Minister in Prime Minister Paul Martin's government, Senator Austin accompanied Mr. Martin on an official visit to China in 2005 and participated in the return official visit of President Hu Jintao to Ottawa and Vancouver in September 2005.

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Lou Duarte, BASC, MBA, CMA, Director  - Mr. Lou Duarte has over twenty years of management and financial experience in the mining industry in various parts of the world, including Canada, China, the Ivory Coast, West Africa and Brazil. From 2002 to 2004 Mr. Duarte become involved with mineral projects in China as,  President, CEO and Director of Maxy Gold Corp (TSX: MXD) and as Director of Pacific Minerals Inc. which changed its name to Jinshan Gold Mines Inc. (TSX.: JIN). From 2000 to 2008 Mr. Duarte was a principal and President of the general partners for thirteen flow-through share offerings. From 1986 to 1990 Mr. Duarte was a principal shareholder and President of Mintax Placements Ltd. and a principal of its affiliated companies which acted as the general partners of ten Mintax mineral limited partnerships investing in flow-through shares of junior Mining companies. Over $50 million was raised through these various offerings. In 1987 he founded Lysander Gold Corporation (V:LYS), of which he was President, Chairman and Director. From 1985 to 1986 he was founder and President of Athena Gold Corporation, a Vancouver Stock Exchange listed company that was subsequently purchased by Miramar Mining Corporation (TSE:MAE). Prior to these dates Mr. Duarte worked for various companies including Cominco Ltd. and Bethlehem Copper Corporation.   Mr. Duarte holds a Bachelor of Applied Science in Civil Engineering and a M.B.A. from the University of British Columbia. Furthermore, Mr. Duarte is a member of the Certified Management Accountants of British Columbia.

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Joanne Yan, Director - Ms. Yan has fifteen years of experience advising and managing public companies and has played a significant role in the financing and business development strategies of several companies based in North America and China.  Ms. Yan is currently the President and a director of Brazilian Gold Corporation, a TSX-V-listed company with a focus on acquisition, exploration and development of mineral properties in Brazil.  She is also a director of the following companies: TSX-listed Hanfeng Evergreen Inc., a leading developer and producer of value-added fertilizer in China; Hanwei Energy Services Corp (formerly Y&O Ventures Corp.), a TSX-listed company providing high value products and services for the energy sector in China and the Asia region; and Zongshen PEM Power Systems Inc., a TSX-listed China-based company that develops, assembles, and sells  alternative power systems for consumer and industrial applications.   She was also co-founder of Golden China Resources Corp., formerly APAC Minerals Inc., incepted in 1996, and was the Managing Director, Vice President and Corporate Secretary of this company until January 1, 2006.  Golden China was acquired by Sino-Gold, which was subsequently acquired by Eldorado.

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Shating Shen, MBA, Director - Mr. Shating Shen, the former investment director of a well-known Chinese venture capital investment corporation, graduated from JiNan University with a Master of Business Administration degree and an engineering degree. Mr. Shen is a prominent member of the Chinese investment community in the large industrial city of Guangzhou in Guangdong Province, China.  As a fund manager who supervised an extensive capital pool of renminbi (“RMB”) he has been exposed to many developing Chinese companies.  He has participated in the incubation of over 60 companies and in the initial public offering of various companies such as ZhuHai Vitop (HK-listed), FengHua High Tech (China-listed), GuangDong Techpool (HK-reverse merger listed). He has been a director of more than ten companies and he held the chairman position in five companies. To date, Mr. Shen has been involved directly and indirectly in supervising an investment capital amount of close to 1 billion RMB.

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Xianda (Sander) Wang, PH.D., Geology, Vice President of Operations - Prior to joining New Pacific, Dr. Wang worked as a consultant for Guangdong Vega-Mingda Mine Limited, located in Guangzhou, Guangdong Province, China, as general manager for Maxy Gold Corp., a publicly-traded junior exploration company in Canada that focuses on mineral acquisition, exploration and development in China and Peru, and as Vice-President for Southwestern Resources.  Dr. Wang was Vice Dean for the Faculty of Earth Sciences, China University of Geosciences. located in Wuhan City, Hubei Province, China. Dr. Wang obtained a PhD in Structural Geology and Petrology from the University of Salzburg (Austria). having obtained a Bachelor of Sciences in Geology and Masters of Sciences in Structural Geology from the China University of Geosciences located in Wuhan City, Hubei Province, China.

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Maria Tang, C.A., C.P.A., Chief Financial Officer - Ms. Tang earned a Bachelor of Science degree from the Nankai University, China, holds both a CA and US CPA designation, and has five years of audit experience, most recently with Ernst & Young LLP where she focused on public company audits with China operations and was in charge of SOX 404 audits for U.S. public companies.  She is also the Chief Financial Officer of Silvercorp, a role she has held since 2008.

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Strong financial position. Based on the unaudited pro forma consolidated financial statements of New Pacific as at March 31, 2010 and the unaudited financial statements of Tagish Lake as at April 30, 2010, the Combined Company, on a pro forma basis, would have a cash and short-term investments position of approximately $7.5 million and debt of $10 million. Assuming completion of the sale of the Huaiji Gold Project, New Pacific will have an additional $30.5 million available for its activities.  The Combined Company, based almost entirely on New Pacific’s cash position and ability to raise additional funding, will have the financial strength to continue to advance the development of the Skukum Creek Property as well as New Pacific’s existing development projects.  As the Skukum Creek Property and New Pacific’s other projects advance to the permitting stage, New Pacific anticipates that it will require equity or debt financing to fund operations.

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Accelerated development of Skukum Creek through a dedicated team with a proven track record of successfully permitting, developing and operating narrow-vein, underground mines. New Pacific is led by Dr. Rui Feng, President, who has extensive experience in bringing precious metals projects through development and to production in an efficient and cost effective manner. New Pacific has the necessary management resources available to dedicate a team of professionals to advancing the Skukum Creek Property on an expedited basis.

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Exposure to a diverse portfolio of assets. Tagish Lake Shareholders will benefit from ongoing exposure to the potential of the Skukum Creek Property and exposure to New Pacific management’s history of exploring and developing mining projects and to other mineral properties that may be acquired by New Pacific in China, Canada and elsewhere in the future through holding shares in New Pacific.

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Tax efficient structure. Tagish Lake Shareholders may receive New Pacific Shares on a tax-deferred basis for Canadian tax purposes by making the Share Election. If the Share Offer constitutes a qualified reorganization for U.S. federal income tax purposes, U.S. resident Tagish Lake Shareholders may also receive New Pacific Shares on a tax deferred basis. See “United States Federal Income Tax Warning” in the take-over bid circular in the Offer and Circular.

3.	Plans for New Pacific and Tagish Lake Following Completion of the Offer

If the Offer is accepted and New Pacific acquires all of the outstanding Tagish Lake Shares and all or part of the Secured Debt and the Unsecured Debt, New Pacific intends to: (a) apply to the court to seek to remove Tagish

Lake from CCAA protection; (b) continue development and exploration of its other projects; and (c) expedite the development of the Skukum Creek Property towards production. Based on the unaudited pro forma consolidated financial statements of New Pacific as at March 31, 2010 and the unaudited financial statements of Tagish Lake as at April 30, 2010, the Combined Company, on a pro forma basis, would have a cash and short-term investments position of approximately $7.5 million and debt of $10 million. Assuming completion of the sale of the Huaiji Gold Project, New Pacific will have an additional $30.5 million available for its activities.  As the Skukum Creek Property and New Pacific’s other projects advance to the permitting stage, New Pacific anticipates that it will require equity or debt financing to fund operations.  New Pacific also expects to conduct a review of Tagish Lake and its assets, operations and personnel to determine the changes necessary to integrate the operations of Tagish Lake into the operations of New Pacific as soon as possible after the Offer has completed.

New Pacific is a development-stage company.  While New Pacific has no existing or immediate revenues, its strategic vision will continue to focus on the acquisition and selective exploration of projects with significant resource and cash flow potential.  New Pacific will seek out projects which it believes can be developed, in a relatively short time-frame, into high-margin operations with reasonable development capital profiles.  New Pacific’s goal is to advance a project into production, well before the full resource potential of the property is defined, so that further exploration expenses and capital costs to increase production can be funded from the cash flows generated from early operations.  New Pacific will also consider opportunities to sell a project when it has developed to a stage where it can be sold for an attractive profit.

It is anticipated that the current management of New Pacific will manage Tagish Lake in place of Tagish Lake’s current management and that the Tagish Lake Board of Directors will be replaced by nominees of New Pacific. If permitted by applicable law, subsequent to completion of the Offer or a Compulsory Acquisition or Subsequent Acquisition Transaction, if necessary, New Pacific intends to apply to delist the Tagish Lake Shares from the TSXV.

4.	Time for Acceptance

The Offer is open for acceptance until 5:00 p.m., Eastern Time, on September 2, 2010 (the “Expiry Time”) or until such later time and date to which the Offeror may extend the Expiry Time of the Offer at its discretion, or unless the Offer is withdrawn by the Offeror.

5.	Additional Information on Proposed Sale of Huaiji Gold Project

In connection with the Agreement to sell and transfer to the PGC Group New Pacific’s interest in YJCJM (holder of the permits which comprise the Huaiji Gold Project), New Pacific has agreed to pay a finder’s fee of 6% for the first $15.25 million payment and a finder’s fee of 5% for the second $15.25 million payment to Mr. Yongwei Zhao and Mr. Rongchun Xu, each of whom are arm’s length to New Pacific.

6.	Manner of Acceptance

Tagish Lake Shares, Secured Debt and Unsecured Debt may be deposited under the Offer no later than the Expiry Time in accordance with the provisions of Section 5 of the Offer, “Manner of Acceptance”.

7.	Take-Up of and Payment for Deposited Tagish Lake Shares

Upon the terms and subject to the conditions of the Share Offer, the Offeror will take up and pay for Tagish Lake Shares validly deposited under the Share Offer and not properly withdrawn as set out in Section 3(a) of the Offer, “Take-Up of and Payment for Deposited Tagish Lake Shares”.

Tagish Lake Shareholders are referred to Section 3(a) of the Offer, “Take-Up of and Payment for Deposited Tagish Lake Shares”, for a description of the legal requirements regarding the timing of the take up of Tagish Lake Shares deposited under the Offer and a description of when payment will be made for deposited Tagish Lake Shares in relation to the time in which they are taken up by the Offeror.

8.	Assignment and Payment for Secured Debt and Unsecured Debt

Secured Creditors who accept the Secured Debt Offer will receive payment for their Secured Debt promptly after the Expiry Time, but in any event, on or before September 30, 2010.  Upon the terms and subject to the conditions of the Unsecured Debt Offer, Unsecured Creditors who accept the Unsecured Debt Offer will receive payment for their Unsecured Debt promptly following the Expiry Date. Creditors of Tagish Lake are referred to Section 3(b) of the Offer, “Assignment and Payment for Secured Debt and Unsecured Debt”.

9.	Right to Withdraw Tagish Lake Shares, Secured Debt and Unsecured Debt

Except as otherwise provided in Section 8 of the Offer, “Right to Withdraw Tagish Lake Shares, Secured Debt and Unsecured Debt”, all deposits of Tagish Lake Shares to the Share Offer will be irrevocable. Unless otherwise required or permitted by applicable laws, any Tagish Lake Shares deposited in acceptance of the Share Offer may be withdrawn by or on behalf of the depositing Tagish Lake Shareholder:

(a)	at any time before the Tagish Lake Shares have been taken up by the Offeror pursuant to the Share Offer;

(b)	if the Tagish Lake Shares have not been paid for by the Offeror within three business days after having been taken up; or

(c)	at any time before the expiration of 10 days from the date upon which either:

(i)
a notice of change relating to a change in the information contained in the Share Offer, as amended from time to time, that would reasonably be expected to affect the decision of a Tagish Lake Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror, unless it is a change in a material fact relating to the New Pacific Shares), in the event that such change occurs at or before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)
a notice of variation concerning a variation in the terms of the Share Offer (other than a variation consisting solely of an increase in the Offered Consideration offered for the Tagish Lake Shares where the Expiry Time is not extended for more than 10 days);

is mailed, delivered, or otherwise properly communicated, but subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities and only if such Deposited Shares have not been taken up by the Offeror at the date of the notice.

Withdrawals may not be rescinded and any Tagish Lake Shares properly withdrawn will thereafter be deemed not validly deposited for the purposes of the Share Offer. However, withdrawn Tagish Lake Shares may be re-deposited at any subsequent time prior to the Expiry Time by again following any of the procedures described in Section 5 of the Offer, “Manner of Acceptance”.

If the Offeror extends the period of time during which the Offer is open, is delayed in taking up or paying for the Tagish Lake Shares or is unable to take up or pay for Tagish Lake Shares for any reason, then, without prejudice to the Offeror’s other rights under the Offer, the Depositary may, subject to applicable laws, retain on behalf of the Offeror all Deposited Shares and Distributions, and such Tagish Lake Shares may not be withdrawn except to the extent that depositing Tagish Lake Shareholders are entitled to withdrawal rights as set forth in Section 8 of the Offer, “Right to Withdraw Tagish Lake Shares, Secured Debt and Unsecured Debt”, or pursuant to applicable laws.

Tagish Lake Shareholders are referred to Section 8 of the Offer, “Right to Withdraw Tagish Lake Shares, Secured Debt and Unsecured Debt”, for further details and a description of the procedures for exercising the right to withdraw Tagish Lake Shares deposited under the Share Offer.

Acceptance of the Secured Debt Offer or the Unsecured Debt Offer, as the case may be, will be irrevocable.

10.	Other Information

Except as disclosed in this Notice of Change, there is no information or matter that is known to the management of New Pacific that would reasonably be expected to affect the decision of Tagish Lake Shareholders or Creditors to accept or reject the Offer.

11.	Statutory Rights

Securities legislation of the provinces and territories of Canada provides securityholders of Tagish Lake with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Securityholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

12.	Directors’ Approval

The contents of this Notice of Change have been approved and the sending thereof to the Tagish Lake Shareholders has been authorized by the board of directors of New Pacific.

CERTIFICATE OF NEW PACIFIC METALS CORP.

The foregoing, together with the Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED: August 20, 2010

(Signed) DR. RUI FENG President	(Signed) MARIA TANG Chief Financial Officer

On behalf of the board of directors

(Signed) THE HONOURABLE JACK AUSTIN Chairman and Director	(Signed) JOANNE YAN Director

The Depositary and Information Agent for the Offer is:
By Mail	By Registered, by Hand or by Courier
The Exchange Tower 130 King Street West, Suite 2950 P.O. Box 361 Toronto, Ontario M5X 1E2	The Exchange Tower 130 King Street West, Suite 2950 Toronto, Ontario M5X 1E2
North American Toll Free Phone: 1-888-518-6812
E-mail: contactus@kingsdaleshareholder.com Facsimile: 416-867-2271 Toll Free Facsimile: 1-866-545-5580 Outside North America, Banks and Brokers Call Collect: 416-867-2272

Any questions regarding the Offer and requests for assistance in depositing Tagish Lake Shares or for additional copies of the Offer, Circular, Letter of Transmittal or Notice of Guaranteed Delivery may be directed by Tagish Lake Shareholders to the Depositary and Information Agent at the telephone numbers and address set out above. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.